Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate

ING Global Bond Fund	Goldman Sachs Group Inc. (Float 02/07/2014)	02/02/11	Goldman Sachs	ING Financial Markets LLC
ING Global Bond Fund	Cemex SAB De CV (9%, 01/11/2018)	01/05/11	Chase Securities	ING Capital Management Ltd
ING Global Bond Fund	Plains All American Pipeline (5% 02/01/2021)	01/05/11	Wachovia	ING Financial Markets LLC
ING Emerging Countries Fund	AIA Group Ltd 144A	10/22/10	Morgan Stanley & Company	ING Bank NV
ING Global Opportunities Fund	AIA Group Ltd 144A	10/22/10	Morgan Stanley & Company	ING Bank NV